Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 9, 2015 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,253,438 or $.28 per share, for the quarter ended June 30, 2015 – an increase of 12.93% from earnings for the quarter ended June 30, 2014 of $1,109,927 or $.25 per share. Returns on average assets and average equity for the six months ended June 30, 2015 were 1.34% and 13.00%, respectively, compared with 2014 returns on average assets and average equity of 1.21% and 11.64%, respectively. Earnings for the six months ended June 30, 2015 increased $392,672 or 19.01% to $2,458,397 compared to $2,065,725 for the six months ended June 30, 2014.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Our local economy continues to march forward fueled primarily with real estate investing and announcements of new industry to the Lowcountry. We continue to be the beneficiary of this improving economy as loans and deposits continue to grow. Extraordinary contributions from our mortgage department and superior control of expenses have resulted in bottom line results greater than initial expectations. We will continue to monitor the second half of the year with perspective and remain proud to be part of an extraordinary community, able to overcome extreme adversity, and be a model for the rest of the country to emulate."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30,	June 30,
	2015	2014

Shares Outstanding
BKSC Common Stock	4,469,013	4,461,388

Book Value Per Share	$ 8.48	$ 8.04

Total Assets	$ 369,641,158	$ 359,078,204

3 Months
Ending

Net Income	$ 1,253,438	$ 1,109,927

Basic Earnings Per Share	$.28	$.25

Diluted Earnings Per Share	$.27	$.24

Weighted Average Shares
Outstanding Basic	4,464,368	4,461,388

Weighted Average Shares
Outstanding Diluted	4,580,750	4,583,833

6 Months
Ending

Net Income	$ 2,458,397	$ 2,065,725

Basic Earnings Per Share	$.55	$.46

Diluted Earnings Per Share	$.54	$.45

Weighted Average Shares
Outstanding Basic	4,462,886	4,461,388

Weighted Average Shares
Outstanding Diluted	4,582,404	4,584,308

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500